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                                   EXHIBIT 11

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (in thousands, except per share data)


                                                 For the Three Months Ended May 31,
                                          ------------------------------------------------
                                                   2004                      2003
                                          ----------------------    ----------------------
                                            Basic       Diluted       Basic       Diluted
                                          ---------    ---------    ---------    ---------
Net income                                $  51,329    $  51,329    $  39,189    $  39,189
Dividends on preferred stock                 (2,451)        -            -            -
                                          ---------    ---------    ---------    ---------
Income available to common stockholders   $  48,878    $  51,329    $  39,189    $  39,189
                                          =========    =========    =========    =========
Shares:
Weighted average common shares
  outstanding                               106,778      106,778       92,880       92,880
Adjustments:
  Stock options                                -           3,292         -           2,781
  Preferred stock                              -           4,992         -            -
                                          ---------    ---------    ---------    ---------
Adjusted weighted average common
  shares outstanding                        106,778      115,062       92,880       95,661
                                          =========    =========    =========    =========

Earnings per common share                 $    0.46    $    0.45    $    0.42    $    0.41
                                          =========    =========    =========    =========
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